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                                                                    EXHIBIT 10.2

                           RENAISSANCE LEARNING, INC.
                              INCENTIVE BONUS PLAN


         1. Purpose. The Compensation Committee of the Board of Directors of Renaissance Learning, Inc. has adopted this Incentive Bonus Plan to establish a correlation between the annual incentives awarded to Participants and the Company's financial performance. Subject to the terms and conditions of this Plan, Participants will receive an incentive bonus tied to Performance Goals. The Plan will be applicable to the fiscal year ending December 31, 2003 and subsequent years unless and until terminated by the Compensation Committee.

         2. Definitions. As used in the Plan, the following terms have the meanings indicated:

                  (a) "Board" means the Board of Directors of the Company.

                  (b) "Code" means the Internal Revenue Code of 1986, as amended.

                  (c) "Committee" means the Compensation Committee of the Board.

                  (d) "Company" means Renaissance Learning, Inc. and its consolidated subsidiaries.

                  (e) "Disability" means a condition that meets the requirements set forth in Section 22(e)(3) of the Code, as determined by the Committee.

                  (f) "Participant" means any executive officer or other employee of the Company participating in the Plan for the applicable Fiscal Year.

                  (g) "Performance Goal" means a goal established by the Committee to measure the performance of the Company for the purpose of determining whether, and to what extent, an award will be payable under the Plan for the Fiscal Year.

                  (h) "Fiscal Year" means the Company's fiscal year. The initial Fiscal Year is the fiscal year ending December 31, 2003.

                  (i) "Plan" means this Renaissance Learning, Inc. Incentive Bonus Plan, as amended from time to time.

                  (j) "Retirement" means the termination of employment of a Participant after the attainment of age 62 with at least ten years of service with the Company, or due to early retirement with the consent of the Committee.

                  (k) "Salary" means base salary actually earned by a Participant during the applicable Fiscal Year.

         3. Participation. Participation in the Plan for any Fiscal Year shall be limited to the Participants designated by the Committee by name or position. At the Committee's discretion, a person who becomes a Participant after the commencement of a Fiscal Year shall be eligible to receive an award pursuant to
Section 4 on such terms as the Committee may determine.


         4. Determination of Awards.

                  (a) From time to time, the Committee may approve one or more Performance Goals and the terms and amount of an award for each Participant. Awards are payable in cash and based on a percentage of each Participant's Salary for the Fiscal Year, if and to the extent that Performance Goals are achieved.




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                  (b) The Committee expressly reserves the right to increase, reduce or eliminate entirely any award at any time before it is paid. Such determination shall be conclusive and binding on the Participant(s) and the Company.

         5. Vesting and Payment of Awards.

                  (a) Subject to the other terms and conditions of this Plan, each award granted pursuant to the Plan shall vest 25% per Fiscal Year beginning with the last day of the Fiscal Year following the Fiscal Year in which Performance Goals are achieved and annually, as of the last day of each subsequent Fiscal Year, thereafter. The vested portion of each award shall be payable promptly following the date upon which such portion of the award vested. All awards under the Plan are subject to federal, state and local income and payroll tax withholding.

                  (b) Even if the Performance Goals have been met, a Participant shall receive no payment of an award if the Participant's employment with the Company terminates prior to the date of payment for any reason other than death, Disability or Retirement. A Participant who terminates employment for death, Disability or Retirement shall be eligible to receive an award based on Salary earned in the applicable Fiscal Year through the date of termination, if an award is otherwise payable pursuant to Section 4.

                  (c) If a Participant dies and is subsequently entitled to receive an award under the Plan, the award shall be paid to the Participant's estate.

         6. Administration. The Plan shall be administered by the Committee. The Committee may adopt rules and regulations for carrying out the Plan, and the Committee may take such actions as it deems appropriate to ensure that the Plan is administered in the best interests of the Company. The Committee has the authority to construe and interpret the Plan, resolve any ambiguities, grant waivers or exceptions to the terms of the Plan or an award, and make determinations with respect to the eligibility for or amount and terms of any award. The interpretation, construction and administration of the Plan by the Committee shall be final and conclusive. The Committee may consult with counsel, who may be counsel to the Company, and shall not incur any liability for any action taken in good faith in reliance upon the advice of counsel. The Committee, in its discretion, may delegate its authority and duties under the Plan to the Chief Executive Officer, Chief Financial Officer and/or other senior officers of the Company under such conditions and/or limitations as the Committee may establish.

         7. Rights. Participation in the Plan and the right to receive awards under the Plan shall not give a Participant any proprietary interest in the Company or any of its assets or create contractual or other legal duties in favor of a Participant. A Participant shall for all purposes be a general creditor of the Company. The interests of a Participant cannot be assigned, anticipated, sold, encumbered or pledged and shall not be subject to the claims of his or her creditors. Nothing in the Plan shall confer upon any Participant the right to receive an award, be selected as a Participant or continue in the employ of the Company, or shall interfere with or restrict in any way the right of the Company to discharge a Participant at any time for any reason whatsoever, with or without cause. A person's selection to be a Participant in any Fiscal Year does not give such person any right to be selected as a Participant in any other Fiscal Year.

         8. Successors. The Plan shall be binding on the Participants and their personal representatives. If the Company becomes a party to any merger, consolidation, reorganization or other corporate transaction, the Plan shall remain in full force and effect as an obligation of the Company or its successor in interest.

         9. Amendment and Termination. The Committee may amend or terminate the Plan or any awards hereunder at any time as it deems appropriate.